Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated December 18, 2013 on the October 31, 2013 financial statements and financial highlights of the Principal Funds, Inc., which includes the SmallCap Growth Fund I and SmallCap Growth Fund II, in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
January 15, 2014